Exhibit 99.1

Quality Distribution, Inc. Announces

Appointment of Annette M. Sandberg to its Board of Directors

TAMPA, FL – December 21, 2012 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today announced that its Board of Directors has appointed Annette M. Sandberg as a director, effective January 1, 2013.

Ms. Sandberg has more than 20 years of professional public safety and law enforcement experience at Federal and State levels of government. Ms. Sandberg became the Administrator of the Federal Motor Carrier Safety Administration (FMCSA) on August 1, 2003 and led the agency until April 1, 2006. She also served as Deputy Administrator of the National Highway Traffic Safety Administration (NHTSA) from February 11, 2002 until November 25, 2002.

A nationally recognized expert in law enforcement and public safety, Ms. Sandberg led the Washington State Patrol as Chief for 6 years. When appointed in 1995, she was the first woman to lead a state police agency. She served in the Washington State Patrol from 1983 to 1994 rising to the rank of Lieutenant.

Ms. Sandberg is currently of counsel at Scopelitis, Garvin, Light, Hanson & Feary, P.C., a nationally recognized, full service transportation law firm. She also is principal of TransSafe Consulting, LLC, which provides transportation, public safety, and security consulting services to public and private organizations dealing with regulatory policy compliance, implementation, and management of complex transportation and safety programs. Ms. Sandberg received a law degree from the Seattle University School of Law in 1993. In 1988, she received an MBA, Magna Cum Laude, from City University, Bellevue, Washington. She attended the Government Executive Institute at Harvard University in 1996 and the FBI’s National Executive Institute in 1998.

“We are very excited that Annette has agreed to join our Board of Directors” said Tom White, Chairman of the Board of Directors, “Her wealth of experience in the transportation industry, and in particular her experience with the transportation industry in public service, will be a valuable resource to the Company in the years to come.”

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly-owned subsidiaries QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195